EXHIBIT 10.45
111 boul. Robert-Bourassa, Suite 5000
Montréal, Québec, H3C 2M1 Canada
T 514-875-2160 resolutefp.com

January 30, 2019

Ms. Jo-Ann Longworth
20 Allée des Brises du Fleuve, Unit 1107
Verdun (Québec)
H4G 3M5

Re: Agreement between Jo-Ann Longworth and Resolute FP Canada Inc.

Dear Ms. Longworth:

I am pleased to confirm your appointment to the position of Special Advisor to the CFO. The terms and conditions of this offer are described below.

Date of Appointment & Term
Your appointment will be effective from November 16, 2018 through January 31, 2019, the date of your retirement.

Annual Base Salary
As of your date of appointment, your base salary continues at your annual rate of $511,503, payable in semi-monthly installments less applicable deductions. The semi-monthly installments will be deposited directly into your personal bank account. Your base salary will continue to be subject to the Company’s currency policy for executives. For 2019, 61.3% of your base salary will be denominated in Canadian dollars and 38.7% will be denominated in US dollars.

Short Term Incentive Plan
You will continue to be eligible for a payment under the 2018 Short Term Incentive Plan and will be eligible to receive a prorata payment under the 2019 Short Term Incentive Plan representing your one month of employment in 2019. Any payments made will be determined pursuant to the terms of the respective plans and will be paid at the same time as other participants in the plans.

Long Term Incentive Plan
Because you are retirement eligible under the terms of the Company’s Long Term Incentive Plan, you will continue to vest in your outstanding 2015, 2016 and 2017 long-term equity incentive awards. In consideration for your agreement to the restrictive covenants set forth below, you will also continue to vest in the awards granted on November 12, 2018 as if you had retired on May 12, 2019.

Retirement Plan
Until your retirement, you will continue to be eligible to participate in the Company’s Defined Contribution Retirement Plan applicable to current permanent employees of Resolute FP Canada Inc., as well as the DC Make Up Program applicable to Resolute’s Senior Management.

111 boul. Robert-Bourassa, Suite 5000
Montréal, Québec, H3C 2M1 Canada
T 514-875-2160 resolutefp.com

Health and Insurance Benefits
Until you retirement, you will continue to be eligible to participate in the Company’s Health and Insurance Benefits program applicable to current permanent employees of Resolute FP Canada Inc.

Annual Medical Examination
Until your retirement, you and your spouse will continue to be eligible to an annual medical examination with Medisys Health Group Inc. which is considered a taxable benefit.

Vacation
Unchanged

Other
The Company will continue to provide you with a cell phone for the duration of the assignment.

Indemnification
You will be continue to be eligible for indemnification to the extent permitted under the Company’s certificate of incorporation, its by-laws, applicable law and pursuant to the indemnification agreement entered into between you and the Company and on July 4, 2011 and amended on December 6, 2012, and will receive director and officer liability insurance coverage with full post-termination/post-board service tail coverage, as provided for in such governing documents and indemnification agreement. In addition, you will be eligible for indemnification under the Company’s indemnification policy for employees in covered capacities for your role as Special Advisor.

Restrictive Covenants
In exchange for the right to continued vesting pursuant to the retirement provisions in the long-term equity incentive awards granted on November 12, 2018, you agree to the following restrictive covenants and related provisions.

For purposes of the following, Restricted Period means a six month period, beginning on February 1, 2019.

(1)    Non-Disclosure

You acknowledge and agree that:

(a)
in the course of your employment with the Company, you had access to and were entrusted with detailed confidential information and trade secrets concerning past, present, future and contemplated company strategy, plans and activities (including acquisition plans and activities), products, services, operations, technology, intellectual property, methodologies and procedures of the Company or its Affiliates (within the meaning of Rule 12b‑2 of the General Rules and Regulations under the Securities Exchange Act of 1934), whether in written, printed, pictorial, diagrammatic, electronic or any other form or medium, including, without limitation, information relating to names, addresses, contact persons, preferences, needs and requirements of past, present and prospective clients, customers, suppliers and employees of the Company and its Affiliates (collectively, “Confidential Information”), the disclosure of any of which to competitors of the Company or of any of its Affiliates or to the general public, or the use of any of which by you

111 boul. Robert-Bourassa, Suite 5000
Montréal, Québec, H3C 2M1 Canada
T 514-875-2160 resolutefp.com

or any competitor of the Company or of any of its Affiliates, could reasonably be expected to be detrimental to the interests of the Company and its Affiliates;

(b)
in the course of your employment with the Company, you have been a representative of the Company and its Affiliates to its and their customers, clients and suppliers and as such have had significant responsibility for maintaining and enhancing the goodwill of the Company and its Affiliates with such customers, clients and suppliers and would not have, except by virtue of your employment with the Company, developed a close and direct relationship with the customers, clients and suppliers of the Company and its Affiliates; and

(c)
the right to maintain the confidentiality of the Confidential Information, the right to preserve the goodwill of the Company and its Affiliates and the right to the benefit of the contacts and connections previously developed by you with prospective clients, customers and others and any relationships that will be developed between you and the customers, clients and suppliers of the Company and its Affiliates by virtue of your employment with the Company constitute proprietary rights of the Company and its Affiliates which the Company and its Affiliates are entitled to protect.

In accordance with the matters acknowledged and agreed to by you above and in consideration of the payments and other benefits to be received by you pursuant to this Agreement, you hereby covenant and agree with the Company that you will not, except with my specific prior written consent of the president and chief executive officer of Resolute Forest Products Inc., either during the term of this Agreement or at any time within five (5) years thereafter (the “Non-Disclosure Period”), directly or indirectly, disclose to any individual, corporation, partnership, joint venture, association, trust, firm, unincorporated organization or other legal or business entity (“Person”) or in any way make use of, in any manner, any of the Confidential Information, provided that such Confidential Information shall be deemed not to include information which is or becomes generally available to the public other than as a result of disclosure by you.

(2)    Non-Competition

You hereby agree that you shall not, during the Restricted Period and within the territorial limits of Canada and the United States whether on your own account or in conjunction with or on behalf of any other Person, and whether as an employee, director, officer, shareholder, partner, principal, agent, or in any other capacity whatsoever, in competition with the Company or any of its Affiliates, directly or indirectly, operate, manage, control, participate in, carry on, be employed by, be engaged in, perform services in respect of, be concerned with, be financially interested in or financially assist, or permit your name to be used in connection with the activities from time to time of the Company (the “Restricted Business”), including the manufacture, sale and/or dealing in newsprint, commercial printing, tissue and packaging papers, market pulp and wood products, as well as research into, development, production, manufacture, sale, supply, import, export or marketing of any product which is the same or similar to or competitive with any product researched, developed, produced, manufactured, sold, supplied, imported, exported or marketed by the Company or by any of its Affiliates in the context of the above described activities.

Notwithstanding the foregoing restrictions, you may acquire securities (i) of a class or series that is traded on any stock exchange or over the counter if such securities represent not more than two percent (2%) of the issued and outstanding securities of such class or series, (ii) of a mutual fund or other investment

111 boul. Robert-Bourassa, Suite 5000
Montréal, Québec, H3C 2M1 Canada
T 514-875-2160 resolutefp.com

entity that invests in a portfolio the selection and management of which is not within the control of the investor, or (iii) held in a fully managed account where you do not direct or influence in any manner the selection of any investment in such securities.

(3)    Non-Solicitation of Customers

You hereby agree that you shall not during the Restricted Period, whether on your own behalf or in conjunction with or on behalf of any other Person, directly or indirectly, solicit, assist in soliciting, accept or facilitate the acceptance of the business of any Person (i) to whom the Company or its Affiliates has supplied goods or services at any time prior to your retirement, or (ii) to whom the Company or any of its Affiliates has offered to supply goods or services prior to your retirement, or (iii) to whom the Company or any of its Affiliates has provided details of the terms on which it would or might be willing to supply goods or services prior to your retirement, or (iv) with whom the Company or any of its Affiliates has had any negotiations or discussions regarding the possible supply of goods or services prior to your retirement.

(4)    Non-Solicitation of Employees

You hereby agrees that you will not during the Restricted Period, either on your own behalf or in conjunction with or on behalf of any other Person, directly or indirectly, (a) induce or solicit any Person who was employed by the Company or by any of its Affiliates to leave such employment; or (b) hire or accept into employment or otherwise engage or use the services of any Person who was so employed within the immediately preceding six months. Notwithstanding the foregoing, the general advertisement of open positions, not targeted at any individual, shall not be a violation of this provision.

(5)    Non-Interference with Suppliers

You hereby agree that you will not during the Restricted Period, either on your own behalf or in conjunction with or on behalf of any other Person, directly or indirectly, interfere, seek to interfere, induce and/or incite another Person to interfere, or take steps to interfere with the continuance of supplies (or the terms relating to such supplies) from any suppliers who have been supplying products, materials or services to the Company or any of its Affiliates at any time during the term of this Agreement.

(6)    Non-Disparagement

You agree you will not make any public statement that would adversely affect the business of the Company and its Affiliates in any manner, at any time, even beyond the date after which you will receive no further compensation or benefits pursuant to this Agreement and your equity award agreements. You agree that you will not disparage, criticize or speak negatively about the Company and its Affiliates or their decisions or actions, about their products, services or operations, about any of their past, present or future directors, officers or employees or any of their actions or decisions, or about their customers. Nothing in this paragraph will prohibit you from providing testimony pursuant to a subpoena or court order.

(7)    Applicability to Affiliates or Purchasers

The obligations undertaken by you pursuant to paragraphs (1)-(6) may be enforced directly against you by any Affiliate of the Company or any purchaser from the Company of all or any part of its business, to the extent applicable by their terms to such Affiliate or such purchased business, and shall, with respect to

111 boul. Robert-Bourassa, Suite 5000
Montréal, Québec, H3C 2M1 Canada
T 514-875-2160 resolutefp.com

each Affiliate of the Company or such purchased business, constitute a separate and distinct covenant, and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenant in favour of the Company or any other Affiliate of the Company or any such purchaser. If for any reason any of your obligations pursuant to paragraphs (1)-(6) cannot be directly enforced by an Affiliate or purchaser as contemplated hereby, you acknowledge that such obligations may be enforced by the Company on behalf of such Affiliate or purchaser, as the case may be.

(8)    Provisions in the Event of Breach

You agree that, in the event of any actual or threatened breach by you of any of the covenants or agreements contained in this section on Restrictive Covenants, without prejudice to any and all other rights and recourses of the Company, the Company shall have the right to enforce the terms and provisions thereof by means of compelling specific performance and/or by means of injunction (including, without limitation, provisional, interlocutory and permanent).

If you have any questions about this offer, please let us know. I look forward to your formal acceptance of this agreement.

Yves Laflamme
President and CEO

I have read the herein letter and hereby accept these terms and conditions.

___________________________________                 ______________________________
Jo-Ann Longworth                 Date